UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 27, 2013 (December 20, 2013)

SunEdison, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-13828	56-1505767
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

501 Pearl Drive (City of O’Fallon)

St. Peters, Missouri 63376

(Address of principal executive offices) (Zip Code)

(636) 474-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Indentures

On December 20, 2013, SunEdison, Inc. (the “Company,” “we” or “our”) issued (1) $600 million in aggregate principal amount of 2.00% Convertible Senior Notes due October 1, 2018 (the “2018 Notes”) under an indenture, dated as of December 20, 2013 (the “2018 Indenture”), between the Company and Wilmington Trust, National Association, as trustee (the “Trustee”) and (2) $600 million in aggregate principal amount of 2.75% Convertible Senior Notes due January 1, 2021 (the “2021 Notes” and, together with the 2018 Notes, the “Notes”) under an indenture, dated as of December 20, 2013 (the “2021 Indenture” and, together with the 2018 Indenture, the “Indentures”), between the Company and Trustee. The Company offered and sold the Notes in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. The initial purchasers for the offering (the “Initial Purchasers”) offered and sold the Notes to “qualified institutional buyers” pursuant to the exemption from registration provided by Rule 144A under the Securities Act. The Notes and any common stock issuable upon conversion of the Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The 2018 Notes will bear interest at a rate of 2.00% per year, payable semiannually in arrears in cash on April 1st and October 1st of each year, beginning on April 1, 2014, and the 2021 Notes will bear interest at a rate of 2.75% per year, payable semiannually in arrears in cash on January 1st and July 1st of each year, beginning on July 1, 2014. The Notes are our senior unsecured obligations and will rank equally with all of our existing and future senior unsecured debt and senior to all of our existing and future subordinated debt.

Holders may convert their Notes at their option on any day prior to the close of business on the business day immediately preceding July 1, 2018 (in the case of the 2018 Notes) or October 1, 2020 (in the case of the 2021 Notes) only under the following circumstances: (1) during the five business day period after any 10 consecutive trading day period (the “Measurement Period”) in which the trading price per Note for each day of that Measurement Period was less than 98% of the product of the closing sale price of our common stock and the conversion rate on each such day; (2) during any calendar quarter after the calendar quarter ending March 31, 2014, if the closing sale price of our common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 120% of the applicable conversion price in effect on each such trading day; or (3) upon the occurrence of specified corporate events. The Notes will be convertible, regardless of the foregoing circumstances, at any time from, and including, July 1, 2018 (in the case of the 2018 Notes) or October 1, 2020 (in the case of the 2021 Notes) until the close of business on the second scheduled trading day immediately preceding the applicable maturity date.

Upon conversion we will pay cash and, if applicable, deliver shares of our common stock, based on a “Daily Conversion Value” calculated on a proportionate basis for each “VWAP Trading Day” (each as defined in the Indentures) of the relevant 25 VWAP Trading Day observation period. The initial conversion rate for the Notes will be 68.3796 shares of common stock per $1,000 in principal amount of Notes, equivalent to a conversion price of approximately $14.62 per share of common stock. The conversion rate will be subject to adjustment in certain circumstances.

Subject to certain exceptions, holders may require the Company to repurchase, for cash, all or part of their Notes upon a “Fundamental Change” (as defined in the Indentures) at a price equal to 100% of the principal amount of the Notes being repurchased plus any accrued and unpaid interest up to, but excluding, the “Fundamental Change Purchase Date” (as defined in the Indentures). In addition, upon a “Make-Whole Fundamental Change” (as defined in the Indentures) prior to the maturity date of the Notes, we will, in some cases, increase the conversion rate for a holder that elects to convert its Notes in connection with such Make-Whole Fundamental Change. The Company may not redeem the Notes prior to maturity.

The Indentures contain certain events of default after which the Notes may be due and payable immediately. Such events of default include, without limitation, the following: failure to pay interest on any Note when due and such failure continues for 30 days; failure to pay any principal of any Note when due and payable at maturity, upon required repurchase, upon acceleration or otherwise; failure to comply with our obligation to convert the Notes into cash, our common stock or a combination of cash and our common stock, as applicable, upon exercise of a holder’s conversion right and such failure continues for 5 business days; failure by us to provide timely notice of a fundamental change, make-whole fundamental change or certain distributions; failure in performance or breach of any covenant or agreement by us under the Indentures (other than those described above in this paragraph) and such failure or breach continues for 60 days after written notice has been given to us; failure to pay any indebtedness borrowed by us or one of our Significant Subsidiaries (as defined in the Indentures) in an outstanding principal amount in excess of $50 million; failure by us or one of our Significant Subsidiaries to pay, bond or otherwise discharge any judgments or orders in excess of $50 million within 30 days of the entry of such judgment; and certain events in bankruptcy, insolvency or reorganization of the Company.

Credit Facility

On December 20, 2013, we entered into a credit agreement by and among the Company, the lenders identified therein and Deutsche Bank AG New York Branch (“Deutsche”), as administrative agent, lender, and letter of credit issuer (the “Credit Facility”). The Credit Facility provides for a senior secured letter of credit facility in an aggregate principal amount up to $320,000,000 and has a term ending December 15, 2014. The Credit Facility will be used to backstop outstanding letters of credit issued by Bank of America, N.A. under our former revolving credit facility, which was terminated simultaneously with our entry into the Credit Facility (subject to our obligation to continue paying fees in respect of outstanding letters of credit).

Our obligations under the Credit Facility are guaranteed by certain of our domestic subsidiaries. Our obligations and the guaranty obligations of our subsidiaries are secured by first priority liens on and security interests in substantially all present and future assets of the Company and the subsidiary guarantors, including a pledge of the capital stock of certain of our domestic and foreign subsidiaries.

Interest under the Credit Facility accrues on the committed amount of $320,000,000 regardless of actual utilization, and varies from 7.75% to 15%. If we have not terminated the Credit Facility on or prior to February 28, 2014, interest on undrawn letters of credit increases to 15% per annum and we cease to have the right to terminate the Credit Facility. Interest is due and payable in arrears at the end of each fiscal quarter and on the maturity date of the Credit Facility. Drawn amounts on letters of credit are due within three business days, and interest accrues on drawn amounts at a base rate plus the applicable interest rate spread noted above. In addition, the Company paid a fee of $7.2 million upon entry into the Credit Facility.

The Credit Facility contains representations, covenants and events of default typical for credit arrangements of comparable size, including maintaining a consolidated leverage ratio of 3.5 to 1.0 and a minimum liquidity amount of $400 million. The Credit Facility also contains a customary material adverse effects clause and a cross default clause. The cross default clause is applicable to defaults on other indebtedness in excess of $35 million, excluding our non-recourse indebtedness. In addition, the Credit Agreement includes a covenant to satisfy certain post-closing obligations relating to the creation and perfection of liens in favor of our creditors under the Credit Facility. Failure to comply with the specified deadlines in this covenant will result in the Credit Facility interest rate increasing to 15%.

The Credit Facility also contains mandatory prepayment provisions applicable to specified asset sale transactions as well as our receipt of proceeds from certain insurance or condemnation events and the incurrence of additional indebtedness.

Deutsche and/or their affiliates have from time to time performed, and may in the future perform, various services, including investment banking services, for the Company, for which they received or will receive customary fees and expenses. They and/or their affiliates were one of the initial purchasers in the offering of Notes.

Item 1.02 Termination of a Material Definitive Agreement

On December 20, 2012, the Company (i) issued a notice of redemption for all $550.0 million outstanding aggregate principal amount of its 7.75% Senior Notes due 2019 (the “Senior Notes”) and discharged its obligations under the Indenture, dated March 10, 2011, by and among the Company, the subsidiary guarantors named therein and U.S. Bank National Association, as trustee related to the 7.75% Senior Notes due 2019 (the “Senior Notes Indenture”), (ii) repaid all amounts borrowed under and terminated its Second Lien Credit Agreement, dated September 28, 2012, by and among the Company, Goldman Sachs Bank USA, Deutsche Bank Securities Inc. and the lenders party thereto (the “Second Lien Facility”) and terminated the Guaranty Agreement, dated September 28, 2012, by and between each of the guarantor subsidiaries in favor of Goldman Sachs Bank USA as Administrative Agent for the benefit of itself and the secured parties named therein (the “Guaranty Agreement”), and (iii) terminated its Amended and Restated Credit Agreement dated as of March 23, 2011, as amended to the date hereof, by and between the Company, Bank of America, N.A., as administrative agent, lender, swing line lender and letter of credit issuer, and the various lenders signatory thereto (the “First Lien Facility”).

The foregoing agreements were terminated in connection with the offering of the Notes and entering into of the Credit Facility each described under Item 1.01 above. Certain of the lenders under the foregoing agreements or their affiliates have provided, from time to time in the past, and may in the future provide, investment banking, financial and other services to us, including as an initial purchaser in the offering of the Notes. They receive customary fees and commissions for these services. In addition, certain of the Initial Purchasers or their affiliates hold a meaningful portion of the Senior Notes and the Second Lien Facility and such Initial Purchasers or their affiliates received a portion of the proceeds of from the offering of the Notes in connection with the repayment of such Senior Notes and/or Second Lien Facility.

Descriptions of the material terms of the (i) Senior Notes and Senior Notes Indenture were included in the Company’s Current Report on Form 8-K filed with the SEC on March 10, 2011, (ii) Second Lien Facility and Guaranty Agreement were included in the Company’s Current Report on Form 8-K filed with the SEC on October 2, 2012 and (iii) First Lien Facility and the amendments thereto were included in the Company’s Current Reports on Form 8-K filed with the SEC on March 24, 2011, March 5, 2012 and October 2, 2012, and the Company’s Quarterly Report on Form 10-Q on May 9, 2012. Such descriptions are incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference into this Item 2.03.

Item 3.02 Unregistered Sales of Equity Securities

As described in Item 1.01 of this Report, which is incorporated herein by reference, on December 20, 2013, the Company issued $600 million aggregate principal amount of 2018 Notes and $600 million aggregate principal amount of 2021 Notes to the Initial Purchasers in a private placement pursuant to exemptions from the registration requirements of the Securities Act. The Company offered and sold the Notes in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. The Initial Purchasers offered and sold the Notes to “qualified institutional buyers” pursuant to the exemption from registration provided by Rule 144A under the Securities Act. The Notes and Common Stock issuable upon conversion of the Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Notes are convertible into cash, shares of the Company’s Common Stock, or a combination thereof, as described in this Report.

The net proceeds from the Notes offering were approximately $1,169.2 million, after deducting the Initial Purchasers’ discount and estimated offering expenses.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 27, 2013	SunEdison, Inc.

/s/ Martin H. Truong
Name: Martin H. Truong
Title: Vice President, General Counsel and Corporate Secretary